Exhibit 10.2

QUANEX BUILDING PRODUCTS CORPORATION

2020 OMNIBUS INCENTIVE PLAN

ARTICLE I	ESTABLISHMENT, PURPOSE AND DURATION	5

1.1	Establishment	5
1.2	Purpose of the Plan	5
1.3	Duration of Plan	5

ARTICLE II	DEFINITIONS	6

ARTICLE III	ELIGIBILITY AND PARTICIPATION	10

3.1	Eligibility	10
3.2	Participation	10

ARTICLE IV	GENERAL PROVISIONS RELATING TO AWARDS	11

4.1	Authority to Grant Awards	11
4.2	Dedicated Shares; Maximum Awards	11
4.3	Non-Transferability	12
4.4	Requirements of Law	12
4.5	Changes in the Company’s Capital Structure; Change in Control	13
4.6	Election Under Section 83(b) of the Code	16
4.7	Forfeiture for Cause	16
4.8	Forfeiture Events	17
4.9	Award Agreements	17
4.10	Amendments of Award Agreements	17
4.11	Rights as Stockholder	17
4.12	Issuance of Shares of Stock	17
4.13	Restrictions on Stock Received	17
4.14	Compliance With Section 409A	17
4.15	Prohibition on Repricing	17

ARTICLE V	OPTIONS	18

5.1	Authority to Grant Options	18
5.2	Option Agreement	18
5.3	Option Price	18
5.4	Duration of Option	18
5.5	Amount Exercisable	18
5.6	Exercise of Option	18

ARTICLE VI	STOCK APPRECIATION RIGHTS	19

6.1	Authority to Grant SAR Awards	19
6.2	General Terms	19
6.3	SAR Agreement	19
6.4	Term of SAR	19
6.5	Exercise of SAR	19
6.6	Payment of SAR Amount	19
6.7	Termination of Employment	19

ARTICLE VII	RESTRICTED STOCK AWARDS	20

7.1	Restricted Stock Awards	20
7.2	Restricted Stock Award Agreement	20
7.3	Holder’s Rights as Stockholder	20

ARTICLE VIII	RESTRICTED STOCK UNIT AWARDS	21

8.1	Authority to Grant RSU Awards	21
8.2	RSU Award	21
8.3	RSU Award Agreement	21
8.4	Dividend Equivalents	21
8.5	Form of Payment Under RSU Award	21
8.6	Time of Payment Under RSU Award	21

ARTICLE IX	PERFORMANCE SHARE AWARDS AND PERFORMANCE UNIT AWARDS	22

9.1	Authority to Grant Performance Share Awards and Performance Unit Awards	22
9.2	Performance Goals	22
9.3	Time of Establishment of Performance Goals	22
9.4	Written Agreement	23
9.5	Form of Payment Under Performance Share or Unit Award	23
9.6	Time of Payment Under Performance Share or Unit Award	23
9.7	Holder’s Rights	23
9.8	Adjustments	23

ARTICLE X	ANNUAL INCENTIVE AWARDS	24

10.1	Authority to Grant Annual Incentive Awards	24
10.2	Written Agreement	24
10.3	Form of Payment Under Annual Incentive Award	24
10.4	Time of Payment Under Annual Incentive Award	24

ARTICLE XI	OTHER STOCK-BASED AWARDS	25

11.1	Authority to Grant Other Stock-Based Awards	25
11.2	Value of Other Stock-Based Award	25
11.3	Payment of Other Stock-Based Award	25
11.4	Termination of Employment	25

ARTICLE XII	CASH-BASED AWARDS	26

12.1	Authority to Grant Cash-Based Awards	26
12.2	Value of Cash-Based Award	26
12.3	Payment of Cash-Based Award	26
12.4	Termination of Employment	26

ARTICLE XIII	SUBSTITUTION AWARDS	27

ARTICLE XIV	ADMINISTRATION	28

14.1	Awards	28
14.2	Authority of the Committee	28
14.3	Decisions Binding	28
14.4	No Liability	29

ARTICLE XV	AMENDMENT OR TERMINATION OF PLAN	30

15.1	Amendment, Modification, Suspension, and Termination	30
15.2	Awards Previously Granted	30

ARTICLE XVI	MISCELLANEOUS	31

16.1	Unfunded Plan/No Establishment of a Trust Fund	31
16.2	No Employment Obligation	31
16.3	Tax Withholding	31
16.4	Dividend Equivalents	32
16.5	Deferral	32
16.6	Gender and Number	32
16.7	Severability	32
16.8	Headings	32
16.9	Other Compensation Plans	32
16.10	Retirement and Welfare Plans	32
16.11	Other Awards	32
16.12	Successors	32
16.13	Law Limitations/Governmental Approvals	32
16.14	Delivery of Title	32
16.15	Inability to Obtain Authority	33
16.16	Investment Representations	33
16.17	Persons Residing Outside of the United States	33
16.18	Arbitration of Disputes	33
16.19	Governing Law	33

ARTICLE I

ESTABLISHMENT, PURPOSE AND DURATION

1.1.              Establishment. The Company hereby approves this incentive compensation plan known as the “Quanex Building Products Corporation 2020 Omnibus Incentive Plan” as set forth in this document. The Plan permits the grant of Options, SARs, Restricted Stock, RSUs, Performance Share Awards, Performance Unit Awards, Annual Incentive Awards, Cash-Based Awards and Other Stock-Based Awards. The Plan, as adopted by the Board on January 6, 2020, shall become effective upon and subject to stockholder approval at the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”).

1.2.              Purpose of the Plan. The Plan is intended to advance the best interests of the Company, its Affiliates and its stockholders by providing those persons who have substantial responsibility for the management and growth of the Company and its Affiliates with additional performance incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their employment or affiliation with the Company or its Affiliates.

1.3.              Duration of Plan. Subject to earlier termination pursuant to Section 15.1, Awards may be granted under the Plan at any time and from time to time on or prior to February 27, 2030, the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired. For the avoidance of doubt, if this Plan is not approved by shareholders at the 2020 Annual Meeting, then the Quanex Building Products Corporation 2008 Omnibus Incentive Plan, as in effect immediately prior to the Board’s adoption of this Plan, shall continue to exist and operate according to all of the terms and conditions of such plan. If the Company’s stockholders approve the this Plan at the 2020 Annual Meeting, then the Company will cease granting awards under the Company’s 2008 Omnibus Incentive Plan.

ARTICLE II

DEFINITIONS

The words and phrases defined in this Article shall have the meaning set out below throughout the Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower or different meaning.

2.1.             “Affiliate” means any corporation, partnership, limited liability company or association, trust or other entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (a) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (b) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

2.2.             “Annual Incentive Award” means an Award granted to a Holder pursuant to Article X.

2.3.             “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, RSUs, Performance Share Awards, Performance Unit Awards, Annual Incentive Awards, Other Stock-Based Awards and Cash-Based Awards, in each case subject to the terms and provisions of the Plan.

2.4.             “Award Agreement” means an agreement that sets forth the terms and conditions applicable to an Award granted under the Plan.

2.5.             “Board” means the board of directors of the Company.

2.6.             “Cash-Based Award” means an Award granted pursuant to Article XII.

2.7.             “Change in Control” or “Change in Control of the Company” means the occurrence of any of the following after the Effective Date, unless otherwise provided in an Award Agreement:

a.                 the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Covered Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent (20%) or more of either (i) the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a) of this Section 2.7, the following acquisitions shall not constitute a Change in Control of the Company: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) of this Section 2.7; or

b.                during any period of two consecutive years following the Effective Date, individuals who at the beginning of such period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or

c.                 the consummation of (i) a reorganization, merger or consolidation or sale of the Company, or (ii) a disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than 50 percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

d.                 the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.8.             “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

2.9.             “Committee” means the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (a) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and (b) an “independent director” for purpose of the rules of the principal U.S. national securities exchange on which the shares of Stock are traded, to the extent required by such rules.

2.10.          “Company” means Quanex Building Products Corporation, a Delaware corporation, or any successor (by reincorporation, merger or otherwise).

2.11.          “Corporate Change” shall have the meaning ascribed to that term in Section 4.5(c).

2.12.          “Director” means a director of the Company who is not an Employee.

2.13.          “Disability” means as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of the Holder that would entitle him to payment of disability income payments under the Company’s long-term disability insurance policy or plan for Employees as then in effect; or if the Holder is not covered, for whatever reason, under the Company’s long-term disability insurance policy or plan for Employees or in the event the Company does not maintain such a long-term disability insurance policy, “Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Holder shall submit to an examination by such physician upon request by the Committee.

2.14.          “Dividend Equivalent” means a payment equivalent in amount to dividends paid to the Company’s stockholders.

2.15.          “Effective Date” means the later of (a) the date the Plan is approved by the Board, (b) the date the Plan is approved by the stockholder(s) of the Company and (c) the effective date of the Company’s first effective registration statement filed under the Securities Act of 1933, as amended.

2.16.          “Employee” means a person employed by the Company or any Affiliate as a common law employee.

2.17.           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.18.          “Fair Market Value” of the Stock as of any particular date means (a) if the Stock is traded on a stock exchange, the closing sale price of the Stock on that date as reported on the principal securities exchange on which the Stock is traded or, if there is no closing price on that date, then on the last preceding date on which such a closing price was reported, or (b) if the Stock is traded in the over-the-counter market, the average between the high bid and low asked price on the most recent date, either preceding or succeeding, on which shares of Stock were traded in the over-the-counter market. In the event the Stock is not publicly traded at the time a determination of value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

2.19.          “Holder” means a person who has been granted an Award or any person who is entitled to receive shares of Stock or cash under an Award.

2.20.          “Minimum Statutory Tax Withholding Obligation” means, with respect to an Award, the amount the Company or an Affiliate is required to withhold for federal, state and local taxes based upon the applicable minimum statutory withholding rates required by the relevant tax authorities.

2.21.          “Option” means a “nonqualified stock option” to purchase Stock granted pursuant to Article V that does not satisfy the requirements of Section 422 of the Code.

2.22.          “Option Price” shall have the meaning ascribed to that term in Section 5.3.

2.23.          “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms and provisions of the Plan that is granted pursuant to Article XI.

2.24.          “Performance Goals” means one or more of the criteria described in Section 9.2 on which the performance goals applicable to an Award are based.

2.25.          “Performance Share” means any grant pursuant to Article IX of a unit valued by reference to a designated number of shares of Stock, which value may be paid to the Holder upon achievement of such performance goals as the Committee shall establish.

2.26.          “Performance Share Award” means an Award designated as a performance share award granted to a Holder pursuant to Article IX.

2.27.          “Performance Unit” means any grant pursuant to Article IX of a unit valued by reference to a designated amount of cash or property other than shares of Stock, which value may be paid to the Holder upon achievement of such performance goals during the performance period as the Committee shall establish.

2.28.          “Performance Unit Award” means an Award designated as a performance unit award granted to a Holder pursuant to Article IX.

2.29.          “Period of Restriction” means the period during which Restricted Stock or another Award is subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article VII.

2.30.          “Permissible under Section 409A” means with respect to a particular action (such as, the grant, payment, vesting, settlement or deferral of an amount or award under the Plan) that such action shall not subject the compensation at issue to be subject to the additional tax or interest applicable under Section 409A.

2.31.          “Plan” means the Quanex Building Products Corporation 2020 Omnibus Incentive Plan, effective as of February 27, 2020.

2.32.          “Prior Plan” means the Quanex Building Products Corporation 2008 Omnibus Incentive Plan, as amended and restated from time to time.

2.33.          “Restricted Stock” means shares of restricted Stock issued or granted under the Plan pursuant to Article VII.

2.34.          “Restricted Stock Award” means an Award of shares of Stock subject to restrictions, granted pursuant to Article VII.

2.35.          “RSU” means a restricted stock unit credited to a Holder’s ledger account maintained by the Company pursuant to Article VIII.

2.36.          “RSU Award” means an Award granted pursuant to Article VIII.

2.37.          “SAR” means a stock appreciation right granted under the Plan pursuant to Article VI.

2.38.          “Section 409A” means Section 409A of the Code and Department of Treasury rules and regulations issued thereunder, as may be amended from time to time.

2.39.          “Stock” means the common stock of the Company, $0.01 par value per share (or such other par value as may be designated by act of the Company’s stockholders). In addition, for purposes of the Plan and the Awards, the term Stock shall also be deemed to include any rights to purchase (“Rights”) any junior participating preferred stock of the Company that may then be trading together with the Stock as provided in any agreement entered into by the Company relating to the Rights.

2.40.          “Substantial Risk of Forfeiture” shall have the meaning ascribed to that term in Section 409A.

2.41.          “Substitute Awards” means Awards granted or shares of Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any subsidiary of the Company or with which the Company or any subsidiary of the Company combines.

2.42.          “Termination of Employment” means the termination of the Award recipient’s employment relationship with the Company and all Affiliates.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1.             Eligibility. The persons who are eligible to receive Awards under the Plan are Employees and Directors.

3.2.             Participation. Subject to the terms and provisions of the Plan, the Committee may, from time to time, select the Employees and Directors to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE IV

GENERAL PROVISIONS RELATING TO AWARDS

4.1.             Authority to Grant Awards. The Committee may grant Awards to those Employees and Directors as the Committee shall from time to time determine, under the terms and conditions of the Plan. Subject only to any applicable limitations set out in the Plan, the number of shares of Stock or other value to be covered by any Award to be granted under the Plan shall be as determined by the Committee in its sole discretion.

4.2.             Dedicated Shares; Maximum Awards.

a.                  Shares of Stock Under the Plan. Subject to adjustment as provided in Section 4.5(b), a total of 3,035,053 shares of Stock shall be authorized for Awards granted under the Plan, less one (1) share for every one (1) share that was subject to an option or stock appreciation right granted after December 15, 2019 under the Prior Plan and 2.51 shares for every one (1) share that was subject to an award other than an option or stock appreciation right granted after December 15, 2019 under the Prior Plan. Any shares of Stock that are subject to Options or SARs shall be counted against this limit as one (1) share for every one (1) share granted, and any shares of Stock that are subject to Awards other than Options or SARs shall be counted against this limit as 2.51 shares for every one (1) share granted. Any shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

b.                   If any shares of Stock subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or if after December 15, 2019, any shares of Stock subject to an award under the Prior Plan are forfeited, a Prior Plan award expires or a Prior Plan award is settled for cash (in whole or in part), then in each such case the shares of Stock subject to such Award (or Prior Plan award) shall, to the extent of such forfeiture, expiration or cash settlement, be added to the shares of Stock available for Awards under the Plan, in accordance with Section 4.2(d) below. In the event that withholding tax liabilities arising from an Award other than an Option or SAR or, after December 15, 2019, withholding tax liabilities arising from an award other than an option or stock appreciation right under the Prior Plan are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares of Stock so tendered or withheld shall be added to the shares of Stock available for Awards under the Plan in accordance with Section 4.2(d) below. Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares of Stock authorized for grant under paragraph (a) of this Section: (i) shares of Stock tendered by a participant or withheld by the Company in payment of the purchase price of an Option, or after December 15, 2019, such shares related to a Prior Plan award; (ii) shares of Stock tendered by a participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or SARs, or after December 15, 2019, such shares related to a Prior Plan award; (iii) shares of Stock subject to an SAR that are not issued in connection with its stock settlement on exercise thereof, or after December 15, 2019, such shares related to a Prior Plan award; and (iv) shares of Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options, or after December 15, 2019, such shares related to a Prior Plan award.

c.                  Substitute Awards shall not reduce the shares authorized for grant under the Plan, nor shall shares subject to a Substitute Award be added to the shares of Stock available for Awards under the Plan as provided in paragraph (b) above. Additionally, if a company acquired by the Company or any Company subsidiary or with which the Company or any Company subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares authorized for grant under the Plan (and shares subject to such Awards shall not be added to the shares available for Awards under the Plan as provided in paragraphs (b) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

d.                  Any shares of Stock that again become available for Awards under the Plan pursuant to this Section shall be added as (i) one (1) share for every one (1) share subject to Options or SARs granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and (ii) as 2.51 shares for every one (1) share subject to Awards other than Options or SARs granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plan.

e.                  Director Awards. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Director during any single calendar year plus the aggregate amount of all cash payments made to such Director for services rendered for the same year shall not exceed $400,000. For the avoidance of doubt, compensation shall be counted towards this limit for the year it is earned, and not a later year in the event settlement is deferred.

4.3.           Non-Transferability. Except as provided below, no Award and no shares of Stock that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Holder only by the Holder or the Holder’s guardian or legal representative. To the extent, and under such terms and conditions, as determined by the Committee, a Holder may assign or transfer an Award without consideration (each transferee thereof, a “Permitted Assignee”) (a) to the Holder’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (b) to a trust for the benefit of one or more of the Holder or the persons referred to in clause (a), (c) to a partnership, limited liability company or corporation in which the Holder or the persons referred to in clause (a) are the only partners, members or shareholders or (d) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Holder shall remain bound by the terms and conditions of the Plan and the Award Agreement. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

4.4.           Requirements of Law. The Company shall not be required to sell or issue any shares of Stock under any Award if issuing those shares of Stock would constitute or result in a violation by the Holder or the Company of any provision of any law, statute or regulation of any governmental authority. Specifically, in connection with any applicable statute or regulation relating to the registration of securities, upon exercise of any Option or pursuant to any other Award, the Company shall not be required to issue any shares of Stock unless the Committee has received evidence satisfactory to it to the effect that the Holder will not transfer the shares of Stock except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Committee on this matter shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any shares of Stock covered by the Plan pursuant to applicable securities laws of any country or any political subdivision. In the event the shares of Stock issuable on exercise of an Option or pursuant to any other Award are not registered, the Company may imprint on the certificate evidencing the shares of Stock any legend that counsel for the Company considers necessary or advisable to comply with applicable law, or, should the shares of Stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Stock as counsel for the Company considers necessary or advisable to comply with applicable law. The Company shall not be obligated to take any other affirmative action in order to cause or enable the exercise of an Option or any other Award, or the issuance of shares of Stock pursuant thereto, to comply with any law or regulation of any governmental authority.

4.5.           Changes in the Company’s Capital Structure; Change in Control.

a.                  The existence of outstanding Awards shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting the Stock or Stock rights, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

b.                   In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the shares of Stock or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards in a manner the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, and, in the aggregate or to any participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company); provided, however, that the number of shares of Stock subject to any Award shall always be a whole number.

c.                   If while unexercised Options or other Awards remain outstanding under the Plan (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than an entity that was wholly-owned by the Company immediately prior to such merger, consolidation or other reorganization); (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than an entity wholly-owned by the Company); (iii) the Company is to be dissolved; or (iv) the Company is a party to any other corporate transaction (as defined under Section 424(a) of the Code and applicable Department of Treasury regulations) that is not described in clauses (i), (ii) or (iii) of this sentence (each such event is referred to herein as a “Corporate Change”), then, except as otherwise provided in an Award Agreement or another agreement between the Holder and the Company (provided that such exceptions shall not apply in the case of a reincorporation merger), or as a result of the Committee’s effectuation of one or more of the alternatives described below, there shall be no acceleration of the time at which any Award then outstanding may be exercised, and subject to the consummation of such Corporate Change, the Committee, acting in its sole and absolute discretion without the consent or approval of any Holder, shall act to effect one or more of the following alternatives, which may vary among individual Holders and which may vary among Awards held by any individual Holder (provided that, with respect to a reincorporation merger in which Holders of the Company’s ordinary shares will receive one ordinary share of the successor corporation for each ordinary share of the Company, none of such alternatives shall apply and, without Committee action, each Award shall automatically convert into a similar award of the successor corporation exercisable for the same number of ordinary shares of the successor as the Award was exercisable for ordinary shares of Stock of the Company):

         i.   accelerate the time at which some or all of the Awards then outstanding may be exercised so that such Awards may be exercised in full for a limited period of time on or before a specified date (with any such exercise subject to the consummation of such Corporate Change except in the case of a Corporate Change pursuant to (c)(iii) above), after which specified date all such Awards that remain unexercised and all rights of Holders thereunder shall terminate;

         ii.   require the mandatory surrender to the Company by all or selected Holders of some or all of the then outstanding Awards held by such Holders (irrespective of whether such Awards are then exercisable under the provisions of the Plan or the applicable Award Agreement evidencing such Award), subject to the consummation of the Corporate Change, in which event the Committee shall thereupon cancel such Award and the Company shall pay to each such Holder an amount of cash per share equal to the excess, if any, of the per share price offered to stockholders of the Company in connection with such Corporate Change over the exercise prices under such Award for such shares;

         iii.   with respect to all or selected Holders, have some or all of their then outstanding Awards (whether vested or unvested) assumed or have a new award of a similar nature substituted for some or all of their then outstanding Awards under the Plan (whether vested or unvested) by an entity which is a party to the transaction resulting in such Corporate Change and which is then employing such Holder or which is affiliated or associated with such Holder in the same or a substantially similar manner as the Company prior to the Corporate Change, or a parent or subsidiary of such entity, provided that (1) such assumption or substitution is on a basis where the excess of the aggregate fair market value of the Stock subject to the Award immediately after the assumption or substitution over the aggregate exercise price of such Stock is equal to the excess of the aggregate fair market value of all Stock subject to the Award immediately before such assumption or substitution over the aggregate exercise price of such Stock, and (2) the assumed rights under such existing Award or the substituted rights under such new Award, as the case may be, will have the same terms and conditions as the rights under the existing Award assumed or substituted for, as the case may be;

         iv.   provide that the number and class or series of Stock covered by an Award (whether vested or unvested) theretofore granted shall be adjusted so that such Award when exercised shall thereafter cover the number and class or series of Stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement or plan relating to such Corporate Change if, immediately prior to such Corporate Change, the Holder had been the holder of record of the number of shares of Stock then covered by such Award; or

         v.   make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole and absolute discretion that no such adjustment is necessary).

Any adjustment effected by the Committee under Section 4.5 shall be designed to provide the Holder with the intrinsic value of his or her Award, as determined prior to the Corporate Change, or, if applicable, equalize the Fair Market Value of the Award before and after the Corporate Change.

In effecting one or more of the alternatives set out in paragraphs (C), (D) or (E) immediately above, and except as otherwise may be provided in an Award Agreement or other agreement between the Company and a Holder, the Committee, in its sole and absolute discretion and without the consent or approval of any Holder, may accelerate the time at which some or all Awards then outstanding may be exercised, subject to the consummation of the Corporate Change.

d.                  After a merger of one or more corporations into the Company or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each Holder shall be entitled to have his Restricted Stock appropriately adjusted based on the manner in which the shares of Stock were adjusted under the terms of the agreement of merger or consolidation.

e.                   Except as provided in Section 4.5(b), the issuance by the Company of stock of any class or series, or securities convertible into, or exchangeable for, stock of any class or series, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe for them, or upon conversion or exchange of stock or obligations of the Company convertible into, or exchangeable for, stock or other securities, shall not affect, and no adjustment by reason of such issuance shall be made with respect to, the number, class or series, or price of shares of Stock then subject to outstanding Options or other Awards.

f.                   Change in Control; Impact on Certain Awards. Unless otherwise provided in an Award Agreement or other agreement between a Holder and the Company, the Committee shall have the right to provide that in the event of a Change in Control of the Company: (i) Options and SARs outstanding as of the date of the Change in Control shall be cancelled and terminated without payment if the Fair Market Value of one share as of the date of the Change in Control is less than the per share Option exercise price or SAR grant price, and (ii) all performance-based Awards shall be (A) considered to be earned and payable based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of performance period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such performance-based Awards shall be immediately settled or distributed or (B) converted into Restricted Stock or Restricted Stock Unit Awards based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of performance period completed as of the date of the Change in Control).

i.                     Assumption or Substitution of Certain Awards. Unless otherwise provided in an Award Agreement or other agreement between a Holder and the Company, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an outstanding Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Holder’s employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement or other Company agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement or other Company agreement: (x) Options and SARs outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or the period of time set forth in the Award Agreement or other Company agreement); (y) the restrictions, limitations and other conditions applicable to Awards other than Options and SARs outstanding as of the date of such termination of employment shall lapse and the Award shall become free of all restrictions, limitations and conditions and become fully vested. For the purposes of this Section 4.5(f), an Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting the Change in Control by holders of shares for each share of Stock held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Award, for each share of Stock subject thereto, will be solely common stock of the successor company with a fair market value substantially equal to the per share consideration received by holders of shares in the transaction constituting a Change in Control. The determination of whether fair market value is substantially equal shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

ii.                    Unless otherwise provided in an Award Agreement or other agreement between a Holder and the Company, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute for an outstanding Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (x) those Options and SARs outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable; (y) restrictions, limitations and other conditions applicable to Awards other than Options and SARs that are not assumed or substituted for (or continued) shall lapse and the Award shall become free of all restrictions, limitations and conditions and become fully vested; and (z) any performance-based Award shall be either deemed fully earned at the target amount or earned based on performance as of the date on which the Change of Control occurs, as set forth in the Award Agreement or other Company agreement.

iii.                   The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control, each Option and SAR outstanding shall terminate within a specified number of days after notice to the Holder, and/or that each Holder shall receive, with respect to each share subject to such Option or SAR, an amount equal to the excess of the Fair Market Value of such share immediately prior to the occurrence of such Change in Control over the exercise price per share of such Option and/or SAR; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

4.6.            Election Under Section 83(b) of the Code. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to a Restricted Stock Award as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service. Notwithstanding the foregoing, the Committee may provide in an Award Agreement that a Restricted Stock Award is conditioned upon the Holder making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

4.7.            Forfeiture for Cause. Notwithstanding any other provision of the Plan or an Award Agreement, if the Committee finds by a majority vote that a Holder, before or after his Termination of Employment (a) committed fraud, embezzlement, theft, felony or an act of dishonesty in the course of his employment by the Company or an Affiliate which conduct damaged the Company or an Affiliate or (b) disclosed trade secrets of the Company or an Affiliate, then as of the date the Committee makes its finding, any Awards awarded to the Holder that have not been exercised by the Holder (including all Awards that have not yet vested) will be forfeited to the Company. The findings and decision of the Committee with respect to such matter, including those regarding the acts of the Holder and the damage done to the Company, will be final for all purposes. No decision of the Committee, however, will affect the finality of the discharge of the individual by the Company or an Affiliate. Notwithstanding the foregoing, this provision is not intended to, and shall be interpreted in a manner that does not, limit or restrict a participant from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

4.8.            Forfeiture Events. The Committee may specify in an Award Agreement that the Holder’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, Termination of Employment for cause, termination of the Holder’s provision of services to the Company or its Affiliates, violation of material policies of the Company and its Affiliates, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Holder, or other conduct by the Holder that is detrimental to the business or reputation of the Company and its Affiliates.

4.9.           Award Agreements. Each Award shall be embodied in a written agreement (which may also be in electronic form) that shall be subject to the terms and conditions of the Plan. The Award Agreement shall be signed by an executive officer of the Company, other than the Holder, on behalf of the Company, and may be signed by the Holder to the extent required by the Committee. The Award Agreement may specify the effect of a Change in Control of the Company on the Award. The Award Agreement may contain any other provisions that the Committee in its discretion shall deem advisable which are not inconsistent with the terms and provisions of the Plan.

4.10.         Amendments of Award Agreements. The terms of any outstanding Award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate and that is consistent with the terms of the Plan. However, no such amendment shall adversely affect in a material manner any right of a Holder without his or her written consent.

4.11.           Rights as Stockholder. Except as otherwise provided in the Plan, a Holder shall not have any rights as a stockholder with respect to Stock covered by an Option, a SAR, an RSU, a Performance Share, a Performance Share Unit, or an Other Stock-Based Award until the date, if any, such Stock is issued by the Company; and, except as otherwise provided in Section 4.5, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such Stock.

4.12.            Issuance of Shares of Stock. Shares of Stock, when issued, may be represented by a certificate or by book or electronic entry.

4.13.            Restrictions on Stock Received. The Committee may impose such conditions and/or restrictions on any shares of Stock issued pursuant to an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Holder hold the shares of Stock for a specified period of time.

4.14.            Compliance With Section 409A. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A, and all Awards are intended to be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A.

4.15.            Prohibition on Repricing. Other than pursuant to Section 4.5(b), the Committee shall not without the approval of the Company’s stockholders (a) lower the Option Price per share of an Option/SAR after it is granted, (b) cancel an Option/SAR when the Option Price per share exceeds the Fair Market Value of one share in exchange for cash or another Award (other than in connection with a Change in Control), or (c) take any other action with respect to an Option/SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of Stock are listed.

ARTICLE V

OPTIONS

5.1.             Authority to Grant Options. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Options under the Plan to eligible persons in such number and upon such terms as the Committee shall determine.

5.2.             Option Agreement. Each Option grant under the Plan shall be evidenced by an Award Agreement that shall specify (a) the Option Price, (b) the duration of the Option, (c) the number of shares of Stock to which the Option pertains, (d) the exercise restrictions, if any, applicable to the Option and (e) such other provisions as the Committee shall determine that are not inconsistent with the terms and provisions of the Plan.

5.3.             Option Price. Except in the case of Substitute Awards, the price at which shares of Stock may be purchased under an Option (the “Option Price”) shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Stock on the date the Option is granted. Subject to the limitations set forth in the preceding sentences of this Section 5.3, the Committee shall determine the Option Price for each grant of an Option under the Plan.

5.4.             Duration of Option. An Option shall not be exercisable after the earlier of (a) the general term of the Option specified in the applicable Award Agreement (which shall not exceed ten years) or (b) the period of time specified in the applicable Award Agreement that follows the Holder’s Termination of Employment or severance of affiliation relationship with the Company. Notwithstanding the foregoing, if that on the last business day of the term of an Option (i) the exercise of the Option is prohibited by applicable law or (ii) shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement.

5.5.             Amount Exercisable. Each Option may be exercised at the time, in the manner and subject to the conditions the Committee specifies in the Award Agreement in its sole discretion.

5.6.             Exercise of Option. Subject to the terms and provisions of the Plan and the applicable Award Agreement, Options may be exercised in whole or in part from time to time by the delivery of written or electronic notice in the manner designated by the Committee stating (a) that the Holder wishes to exercise such Option on the date such notice is so delivered, (b) the number of shares of Stock with respect to which the Option is to be exercised and (c) the address to which any certificate representing such shares of Stock should be mailed. For the notice to be effective the notice must be accompanied by payment of the Option Price by any combination of the following: (i) cash, certified check, bank draft or postal or express money order for an amount equal to the Option Price under the Option, (ii) an election to make a cashless or net exercise (if approved in advance by the Committee or an executive officer of the Company, and in such form as permitted by the Committee) or (iii) any other form of payment which is acceptable to the Committee and permitted by applicable law.

Notwithstanding the foregoing, an Award Agreement may provide that if on the last day of the term of an Option the Fair Market Value of one share of Stock exceeds the Option Price per share, the Holder has not exercised the Option (or a tandem SAR, if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Holder on such day with payment made by withholding shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Holder the number of shares for which the Option was deemed exercised, less the number of shares required to be withheld for the payment of the total purchase price and required withholding taxes (subject to the requirements of Section 16.3); provided, however, any fractional share shall be settled in cash.

ARTICLE VI

STOCK APPRECIATION RIGHTS

6.1.             Authority to Grant SAR Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant SARs under the Plan to eligible persons in such number and upon such terms as the Committee shall determine. Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Holder and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

6.2.             General Terms. Subject to the terms and conditions of the Plan, a SAR granted under the Plan shall confer on the recipient a right to receive, upon exercise thereof, an amount equal to the excess of (a) the Fair Market Value of one share of the Stock on the date of exercise over (b) the grant price of the SAR, which shall not be less than one hundred percent (100%) of the Fair Market Value of one share of the Stock on the date of grant of the SAR (except for Substitute Awards).

6.3.             SAR Agreement. Each Award of SARs granted under the Plan shall be evidenced by an Award Agreement that shall specify (a) the grant price of the SAR, (b) the term of the SAR, (c) the vesting and termination provisions of the SAR and (d) such other provisions as the Committee shall determine that are not inconsistent with the terms and provisions of the Plan. The Committee may impose such additional conditions or restrictions on the exercise of any SAR as it may deem appropriate.

6.4.             Term of SAR. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided that no SAR shall be exercisable on or after the tenth anniversary date of its grant. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR (a) the exercise of the SAR is prohibited by applicable law or (b) shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the SAR shall be extended for a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement.

6.5.             Exercise of SAR. A SAR may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes. Notwithstanding the foregoing, an Award Agreement may provide that if on the last day of the term of a SAR the Fair Market Value of one share of Stock exceeds the grant price per share of the SAR, the Holder has not exercised the SAR or the tandem Option (if applicable), and the SAR has not otherwise expired, the SAR shall be deemed to have been exercised by the Holder on such day. In such event, the Company shall make payment to the Holder in accordance with this Section, reduced by the number of shares (or cash) required for withholding taxes (subject to the requirements of Section 16.3); any fractional share shall be settled in cash.

6.6.             Payment of SAR Amount. Upon the exercise of a SAR, a Holder shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the Fair Market Value of a share of Stock on the date of exercise over the grant price of the SAR by the number of shares of Stock with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Stock of equivalent value, in some combination thereof or in any other manner approved by the Committee in its sole discretion. The Committee's determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

6.7.             Termination of Employment. Each Award Agreement shall set forth the extent to which the Holder of a SAR shall have the right to exercise the SAR following the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee, may be included in the Award Agreement entered into with the Holder, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

ARTICLE VII

RESTRICTED STOCK AWARDS

7.1.             Restricted Stock Awards. The Committee may make Awards of Restricted Stock to eligible persons selected by it. The amount of, the vesting and the transferability restrictions applicable to any Restricted Stock Award shall be determined by the Committee in its sole discretion. The Committee may also grant Restricted Stock Awards that are intended to qualify as Performance-Based Compensation, subject to any of the Performance Goals set forth in Section 9.2, in its sole discretion, or may grant Restricted Stock Awards subject to other performance- and/or time-based vesting restrictions. If the Committee imposes vesting or transferability restrictions on a Holder’s rights with respect to Restricted Stock, the Committee may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Committee may also cause the certificate for shares of Stock issued pursuant to a Restricted Stock Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the shares of Stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Stock as counsel for the Company considers necessary or advisable to comply with applicable law.

7.2.             Restricted Stock Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions not inconsistent with the Plan as the Committee may specify.

7.3.             Holder’s Rights as Stockholder. Subject to the terms and conditions of the Plan, each recipient of a Restricted Stock Award shall have all the rights of a stockholder with respect to the shares of Restricted Stock included in the Restricted Stock Award during the Period of Restriction established for the Restricted Stock Award. Dividends payable with respect to Restricted Stock in cash or property shall be subject to the same vesting conditions and risks of forfeiture as the underlying Restricted Stock Award. Dividends payable in shares of Stock or rights to acquire shares of Stock shall be added to and become a part of the Restricted Stock, subject to the foregoing restriction. During the Period of Restriction, certificates representing the Restricted Stock shall be registered in the Holder’s name and bear a restrictive legend to the effect that ownership of such Restricted Stock, and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and the applicable Award Agreement. Such certificates shall be deposited by the recipient with the Secretary of the Company or such other officer of the Company as may be designated by the Committee, together with all stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock which shall be forfeited in accordance with the Plan and the applicable Award Agreement.

ARTICLE VIII

RESTRICTED STOCK UNIT AWARDS

8.1.             Authority to Grant RSU Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant RSU Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. The amount of, the vesting and the transferability restrictions applicable to any RSU Award shall be determined by the Committee in its sole discretion. The Committee shall maintain a bookkeeping ledger account which reflects the number of RSUs credited under the Plan for the benefit of a Holder.

8.2.             RSU Award. An RSU Award shall be similar in nature to a Restricted Stock Award except that no shares of Stock are actually transferred to the Holder until a later date specified in the applicable Award Agreement. Each RSU shall have a value equal to the Fair Market Value of a share of Stock. A Holder who holds an RSU Award shall only have those rights specifically provided for in the Award Agreement; provided, however, in no event shall the Holder have voting rights with respect to such Award.

8.3.             RSU Award Agreement. Each RSU Award shall be evidenced by an Award Agreement that contains any Substantial Risk of Forfeiture, transferability restrictions, form and time of payment provisions and other provisions not inconsistent with the Plan as the Committee may specify.

8.4.             Dividend Equivalents. An Award Agreement for an RSU Award may specify that the Holder shall be entitled to the payment of Dividend Equivalents under the Award. Any Dividend Equivalents, cash dividends, stock and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Unit Award that is subject to any vesting condition shall either (a) not be paid or credited or (b) be accumulated, and in any event shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock Units with respect to which such cash, stock or other property has been distributed and shall not be paid unless and until the time such restrictions and risk of forfeiture lapse.

8.5.             Form of Payment Under RSU Award. Payment under an RSU Award shall be made in either cash or shares of Stock as specified in the applicable Award Agreement.

8.6.             Time of Payment Under RSU Award. A Holder’s payment under an RSU Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (a) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the RSU Award payment is no longer subject to a Substantial Risk of Forfeiture or (b) at a time that is Permissible under Section 409A.

ARTICLE IX

PERFORMANCE SHARE AWARDS AND PERFORMANCE UNIT AWARDS

9.1.             Authority to Grant Performance Share Awards and Performance Unit Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Performance Share Awards and Performance Unit Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. If the Committee imposes vesting or transferability restrictions on a Holder’s rights with respect to Performance Share or Performance Unit Awards, the Committee may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Committee may also cause the certificate for shares of Stock issued pursuant to a Performance Share or Performance Unit Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the shares of Stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Stock as counsel for the Company considers necessary or advisable to comply with applicable law.

9.2.             Performance Goals. The Performance Goals upon which the payment or vesting of an Award is subject may be based on one or more of the following Performance Goals, which may be based on one or more business criteria that apply to the Holder, one or more business units, segments, or divisions of the Company, the Company as a whole, or a subsidiary of the Company, with reference to one or more of the following: earnings per share; total stockholder return; cash return on capitalization; increased revenue; revenue ratios (per employee or per customer); net income; stock price; market share; return on equity; return on assets; return on capital; return on capital compared to cost of capital; return on capital employed; return on invested capital; stockholder value; net cash flow; operating income; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; cash flow; cash flow from operations; cost reductions and cost ratios (per employee or per customer); sales; return on assets or net assets; gross profits; gross or net profit margin; gross profit growth; net operating profit (before or after taxes); economic value-added models or equivalent metrics; cash flow; operating margin; year-end cash; cash margin; debt reduction; operating efficiencies; cost reductions or savings; customer satisfaction; customer growth; employee satisfaction; productivity or productivity ratios; strategic partnerships or transactions; financial ratios, including those measuring liquidity, activity, profitability or leverage; acquisitions and divestitures; the achievement of specified milestones or the completion of specified projects identified as contributing substantially to the Company’s success or value or the attainment of the Company’s strategic goals; or any other goals as may be determined and approved by the Committee. Goals may also be measured on an absolute or relative basis and may be based on performance relative to a peer group of companies, an index, or comparisons of any of the indicators of performance relative to performance of other companies. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, and other unusual or infrequently occurring charges or events; (b) an event either not directly related to the operations of the Company, a Company subsidiary, division, business segment or business unit or not within the reasonable control of management; or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. Prior to the payment of any Award that is based on Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Share or Performance Unit Awards made pursuant to the Plan shall be determined by the Committee.

9.3.             Time of Establishment of Performance Goals. The Performance Goal(s) (and any exclusions) applicable to an Award shall be established by the Committee prior to the earlier to occur of (a) 90 days after the commencement of the period of service to which the Performance Goal relates or (b) the lapse of 25 percent of the period of service, and in any event while the outcome is substantially uncertain, unless otherwise determined by the Committee.

9.4.             Written Agreement. Each Performance Share Award or Performance Unit Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions not inconsistent with the Plan as the Committee may specify.

9.5.             Form of Payment Under Performance Share or Unit Award. Payment under a Performance Share Award or a Performance Unit Award shall be made in cash and/or shares of Stock as specified in the Holder’s Award Agreement.

9.6.             Time of Payment Under Performance Share or Unit Award. A Holder’s payment under a Performance Share Award or Performance Unit Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (a) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the Award payment is no longer subject to a Substantial Risk of Forfeiture or (b) at a time that is Permissible under Section 409A.

9.7.             Holder’s Rights. A Holder who holds a Performance Share Award or Performance Unit Award shall only have those rights specifically provided for in the Award Agreement; provided, however, in no event shall the Holder have voting rights with respect to such Award. Any Dividend Equivalents, cash dividends, stock and any other property (other than cash) distributed as a dividend or otherwise with respect to any Performance Share or Performance Unit Award shall either (a) not be paid or credited or (b) be accumulated, and in any event shall be subject to restrictions and risk of forfeiture to the same extent as the underlying Award with respect to which such cash, stock or other property has been distributed and shall not be paid unless and until the time such restrictions and risk of forfeiture lapse.

9.8.             Adjustments. The Committee may adjust (upwards or downwards) the amount payable pursuant to a performance-based Award.

ARTICLE X

ANNUAL INCENTIVE AWARDS

10.1.          Authority to Grant Annual Incentive Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Annual Incentive Awards under the Plan to key executive Employees who, by the nature and scope of their positions, regularly directly make or influence policy decisions which significantly impact the overall results or success of the Company in such amounts and upon such terms as the Committee shall determine. The amount of any Annual Incentive Awards shall be based on the attainment of such Performance Goals as the Committee may determine.

10.2.          Written Agreement. Each Annual Incentive Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions not inconsistent with the Plan as the Committee may specify.

10.3.           Form of Payment Under Annual Incentive Award. Payment under an Annual Incentive Award shall be made in cash and/or shares of Stock as specified in the Holder’s Award Agreement.

10.4.           Time of Payment Under Annual Incentive Award. A Holder’s payment under an Annual Incentive Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (a) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the Annual Incentive Award payment is no longer subject to a Substantial Risk of Forfeiture or (b) at a time that is Permissible under Section 409A.

ARTICLE XI

OTHER STOCK-BASED AWARDS

11.1.           Authority to Grant Other Stock-Based Awards. The Committee may grant to eligible persons other types of equity-based or equity-related Awards not otherwise described by the terms and provisions of the Plan (including the grant or offer for sale of unrestricted shares of Stock) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual shares of Stock to Holders, or payment in cash or otherwise of amounts based on the value of shares of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.2.           Value of Other Stock-Based Award. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on shares of Stock, as determined by the Committee.

11.3.           Payment of Other Stock-Based Award. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or shares of Stock as the Committee determines.

11.4.           Termination of Employment. The Committee shall determine the extent to which a Holder’s rights with respect to Other Stock-Based Awards shall be affected by the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Other Stock-Based Awards issued pursuant to the Plan.

ARTICLE XII

CASH-BASED AWARDS

12.1.           Authority to Grant Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Cash-Based Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine.

12.2.           Value of Cash-Based Award. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee.

12.3.           Payment of Cash-Based Award. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award, in cash.

12.4.           Termination of Employment. The Committee shall determine the extent to which a Holder’s rights with respect to Cash-Based Awards shall be affected by the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Cash-Based Awards issued pursuant to the Plan.

ARTICLE XIII

SUBSTITUTION AWARDS

Awards may be granted under the Plan from time to time in substitution for stock options and other awards held by employees of other entities who are about to become Employees, or whose employer is about to become an Affiliate as the result of a merger or consolidation of the Company with another corporation, or the acquisition by the Company of substantially all the assets of another corporation, or the acquisition by the Company of at least fifty percent (50%) of the issued and outstanding stock of another corporation as the result of which such other corporation will become a subsidiary of the Company. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted.

ARTICLE XIV

ADMINISTRATION

14.1.           Awards. The Plan shall be administered by the Committee or, in the absence of the Committee, the Plan shall be administered by the Board. The members of the Committee shall serve at the discretion of the Board. The Committee shall have full and exclusive power and authority to administer the Plan and to take all actions that the Plan expressly contemplates or are necessary or appropriate in connection with the administration of the Plan with respect to Awards granted under the Plan.

To the extent not inconsistent with applicable law or the rules and regulations of the principal U.S. national securities exchange on which the shares of Stock are traded, the Committee may (a) delegate to  a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards and (b) authorize one or more executive officers to do one or more of the following with respect to Employees who are not Directors or executive officers of the Company (i) designate Employees to be recipients of Awards; (ii) determine the number of shares subject to such Awards to be received by such Employees; and (iii) cancel or suspend Awards to such Employees; provided that any resolution of the Committee authorizing such officer(s) must specify the total number of shares subject to Awards that such officer(s) may so award and the Committee may not authorize any officer to designate himself or herself as the recipient of an Award.

14.2.           Authority of the Committee. The Committee shall have full and exclusive power to interpret and apply the terms and provisions of the Plan and Awards made under the Plan, and to adopt such rules, regulations and guidelines for implementing the Plan as the Committee may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan, or as to Awards granted under the Plan, shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including but not limited to the exercise of any power or discretion given to him under the Plan, except those resulting from his own gross negligence or willful misconduct. In carrying out its authority under the Plan, the Committee shall have full and final authority and discretion, including but not limited to the following rights, powers and authorities to (a) determine the persons to whom and the time or times at which Awards will be made; (b) determine the number and exercise price of shares of Stock covered in each Award subject to the terms and provisions of the Plan; (c) determine the terms, provisions and conditions of each Award, which need not be identical and need not match the default terms set forth in the Plan; (d) accelerate the time at which any outstanding Award will vest; (e) prescribe, amend and rescind rules and regulations relating to administration of the Plan; and (f) make all other determinations and take all other actions deemed necessary, appropriate or advisable for the proper administration of the Plan.

The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award to a Holder in the manner and to the extent the Committee deems necessary or desirable to further the Plan's objectives. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law and the terms and provisions of the Plan, the Committee may delegate its authority as identified in this Section 14.2. The Committee may employ attorneys, consultants, accountants, agents, and other persons, any of whom may be an Employee, and the Committee, the Company, and its officers and Board shall be entitled to rely upon the advice, opinions, or valuations of any such persons.

14.3.          Decisions Binding. All determinations and decisions made by the Committee or the Board, as the case may be, pursuant to the provisions of the Plan and all related orders and resolutions of the Committee or the Board, as the case may be, shall be final, conclusive and binding on all persons, including the Company, its stockholders, its Affiliates, Holders and the estates and beneficiaries of Holders.

14.4.          No Liability. Under no circumstances shall the Company, its Affiliates, the Board or the Committee incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company's, an Affiliate’s, the Committee’s or the Board’s roles in connection with the Plan.

ARTICLE XV

AMENDMENT OR TERMINATION OF PLAN

15.1.           Amendment, Modification, Suspension, and Termination. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the shares of Stock are traded; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 under the Exchange Act; and further provided that the Board may not, without the approval of the Company's stockholders to the extent required by such applicable law, amend the Plan to (a) increase the number of shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 4.5(b)), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend Section 4.15 to eliminate the requirements relating to minimum exercise price, minimum grant price and stockholder approval, or (e) increase the maximum permissible term of any Option or SAR. The Board may not (except pursuant to Section 4.5(b) or in connection with a Change in Control), without the approval of the Company’s stockholders, cancel an Option or SAR in exchange for cash when the exercise or grant price per share exceeds the Fair Market Value of one share or take any action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the shares of Stock are traded, including a reduction of the exercise price of an Option or the grant price of a SAR or the exchange of an Option or SAR for another Award.

15.2.           Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Holder holding such Award.

ARTICLE XVI

MISCELLANEOUS

16.1.         Unfunded Plan/No Establishment of a Trust Fund. Holders shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Affiliates may make to aid in meeting obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Holder, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as expressly set forth in the Plan. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Holder under the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

16.2.           No Employment Obligation. The granting of any Award shall not constitute an employment contract, express or implied, nor impose upon the Company or any Affiliate any obligation to employ or continue to employ, or utilize the services of, any Holder. The right of the Company or any Affiliate to terminate the employment of any person shall not be diminished or affected by reason of the fact that an Award has been granted to him, and nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate any Holder’s employment at any time or for any reason not prohibited by law.

16.3.           Tax Withholding. The Company or any Affiliate shall be entitled to deduct from other compensation payable to each Holder any sums required by federal, state, local or foreign tax law to be withheld with respect to the vesting or exercise of an Award or lapse of restrictions on an Award. In the alternative, the Company may require the Holder (or other person validly exercising the Award) to pay such sums for taxes directly to the Company or any Affiliate in cash or by check within one day after the date of vesting, exercise or lapse of restrictions. In the discretion of the Committee, and with the consent of the Holder, the Company may reduce the number of shares of Stock issued to the Holder upon such Holder’s exercise of an Option to satisfy the tax withholding obligations of the Company or an Affiliate; provided that the Fair Market Value of the shares of Stock held back shall not exceed the Company’s or the Affiliate’s Minimum Statutory Tax Withholding Obligation, except as provided below. The Committee may, in its discretion, permit a Holder to satisfy any Minimum Statutory Tax Withholding Obligation arising upon the vesting of an Award by delivering to the Holder a reduced number of shares of Stock in the manner specified herein. If permitted by the Committee and acceptable to the Holder, at the time of vesting of shares under the Award, the Company shall (a) calculate the amount of the Company’s or an Affiliate’s Minimum Statutory Tax Withholding Obligation on the assumption that all such shares of Stock vested under the Award are made available for delivery; (b) reduce the number of such shares of Stock made available for delivery so that the Fair Market Value of the shares of Stock withheld on the vesting date approximates the Company’s or an Affiliate’s Minimum Statutory Tax Withholding Obligation; and (c) in lieu of the withheld shares of Stock, remit cash to the United States Treasury and/or other applicable governmental authorities, on behalf of the Holder, in the amount of the Minimum Statutory Tax Withholding Obligation. The Company shall withhold only whole shares of Stock to satisfy its Minimum Statutory Tax Withholding Obligation. Where the Fair Market Value of the withheld shares of Stock does not equal the amount of the Minimum Statutory Tax Withholding Obligation, the Company shall withhold shares of Stock with a Fair Market Value slightly less than the amount of the Minimum Statutory Tax Withholding Obligation and the Holder must satisfy the remaining minimum withholding obligation in some other manner permitted under this Section 16.3. The withheld shares of Stock not made available for delivery by the Company shall be retained as treasury shares or will be cancelled and the Holder’s right, title and interest in such shares of Stock shall terminate. The Company shall have no obligation upon vesting or exercise of any Award or lapse of restrictions on an Award until the Company or an Affiliate has received payment sufficient to cover the Minimum Statutory Tax Withholding Obligation with respect to that vesting, exercise or lapse of restrictions. Neither the Company nor any Affiliate shall be obligated to advise a Holder of the existence of the tax or the amount which it will be required to withhold.

16.4.           Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or SAR may, if so determined by the Committee, be entitled to receive Dividend Equivalents with respect to the number of shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional shares or otherwise reinvested. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that is subject to any vesting requirements (whether time or performance based) shall be subject to the same restrictions and risk of forfeiture as the underlying Award and shall not vest unless and until the underlying Award vests.

16.5.           Deferral. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred; provided that procedures shall be Permissible under Section 409A.

16.6.           Gender and Number. If the context requires, words of one gender when used in the Plan shall include the other and words used in the singular or plural shall include the other.

16.7.           Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.8.           Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms and provisions of the Plan.

16.9.           Other Compensation Plans. The adoption of the Plan shall not affect any other option, incentive or other compensation or benefit plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of incentive compensation arrangements for Employees or Directors.

16.10.         Retirement and Welfare Plans. Neither Awards made under the Plan nor shares of Stock or cash paid pursuant to such Awards, may be included as “compensation” for purposes of computing the benefits payable to any Holder under the Company’s or any Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit.

16.11.         Other Awards. The grant of an Award shall not confer upon the Holder the right to receive any future or other Awards under the Plan, whether or not Awards may be granted to similarly situated Holders, or the right to receive future Awards upon the same terms or conditions as previously granted.

16.12.         Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

16.13.         Law Limitations/Governmental Approvals. The granting of Awards and the issuance of shares of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.14.         Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for shares of Stock issued under the Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and (b) completion of any registration or other qualification of the Stock under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

16.15.          Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Stock as to which such requisite authority shall not have been obtained.

16.16.          Investment Representations. The Committee may require any person receiving Stock pursuant to an Award under the Plan to represent and warrant in writing that the person is acquiring the shares of Stock for investment and without any present intention to sell or distribute such Stock.

16.17.          Persons Residing Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company or any of its Affiliates operates or has Employees, the Committee, in its sole discretion, shall have the power and authority to (a)determine which Affiliates shall be covered by the Plan; (b) determine which persons employed outside the United States are eligible to participate in the Plan; (c) amend or vary the terms and provisions of the Plan and the terms and conditions of any Award granted to persons who reside outside the United States; (d) establish subplans and modify exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable-any subplans and modifications to Plan terms and procedures established under this Section 16.17 by the Committee shall be attached to the Plan document as Appendices; and (e) take any action, before or after an Award is made, that it deems advisable to obtain or comply with any necessary local government regulatory exemptions or approvals. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

16.18.         Arbitration of Disputes. Any controversy arising out of or relating to the Plan or an Award Agreement shall be resolved by arbitration conducted pursuant to the arbitration rules of the American Arbitration Association. The arbitration shall be final and binding on the parties.

16.19.       Governing Law. The provisions of the Plan and the rights of all persons claiming thereunder shall be construed, administered and governed under the laws of the State of Texas. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Texas, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

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